EXHIBIT 99.1

Chicopee Bancorp, Inc. Reports First Quarter Results and Announces Quarterly Cash Dividend of $0.07 Per Share

CHICOPEE, Mass., April 24, 2015 (GLOBE NEWSWIRE) -- Chicopee Bancorp, Inc. (the "Company") (Nasdaq:CBNK), the holding company for Chicopee Savings Bank (the "Bank"), announced the unaudited results of operations for the three months ended March 31, 2015.

The Company also announced on April 24, 2015, that its Board of Directors declared a cash dividend of $0.07 per share. Stockholders of record as of the close of business on May 8, 2015 will receive the cash dividend on or about May 22, 2015.

The Company reported an increase of $128,000, or 19.2%, in pre-tax, pre-provision for loan losses income of $795,000 for the three months ended March 31, 2015, compared to $667,000 for the three months ended March 31, 2014. The Company reported net income of $313,000, or $0.06 earnings per share, for the three months ended March 31, 2015, compared to a net loss of $1.4 million, or $0.27 loss per share, for the same period in 2014. The increase in net income for the three months ended March 31, 2015 compared to the three months ended March 31, 2014, was the result of a $1.8 million, or 81.8%, decrease in the provision for loan losses, an increase in net interest income of $327,000, or 7.0%, and an increase of $53,000, or 9.0%, in non-interest income, partially offset by an increase of $252,000, or 5.5%, in non-interest expense and an increase of $257,000, or 146.9%, in income tax expense due to the higher level of taxable income during the three months ended March 31, 2015.

Net interest income increased $327,000, or 7.0%, from $4.7 million for the three months ended March 31, 2014 to $5.0 million for the three months ended March 31, 2015. The increase in net interest income was due to the $376,000, or 6.7%, increase in interest income, partially offset by the increase in interest expense of $49,000, or 5.3%. The increase in interest income was due to the $46.7 million, or 9.6% increase in average loans outstanding from $489.0 million for the three months ended March 31, 2014 to $535.7 million, for the three months ended March 31, 2015. The increase in interest expense of $49,000, or 5.3%, was due to the increase in interest expense on Federal Home Loan Bank (FHLB) advances from $213,000 for the three months ended March 31, 2014 to $263,000 for the three months ended March 31, 2015. FHLB advances were used to fund the $46.7 million loan growth in order to protect the interest spread against the eventual increase in interest rates.

The net interest margin decreased 12 basis points from 3.64%, for the three months ended March 31, 2014, to 3.52% for the three months ended March 31, 2015. The net interest rate spread decreased eight basis points from 3.39% at March 31, 2014 to 3.31% at March 31, 2015. The average yield on interest earning assets decreased 15 basis points from 4.32% for the three months ended March 31, 2014 to 4.17% for the three months ended March 31, 2015. The decrease in the yield was due to the continued pressure from the low interest rate environment and increased competition for quality loans in the marketplace. The average cost of funds decreased seven basis points from 0.93%, for the three months ended March 31, 2014, to 0.86%, for the three months ended March 31, 2015, due to the continuation of low market interest rates.

Average earning assets increased $54.9 million, or 9.9%, from $552.5 million for the three months ended March 31, 2014 to $607.4 million for the three months ended March 31, 2015. The increase in average earning assets was due to the $46.8 million, or 9.6%, increase in average loans and the increase in other earning assets of $18.2 million, or 117.0%, partially offset by the $10.1 million, or 20.8%, decrease in average investments. For the three months ended March 31, 2015, the average balance of demand deposits, an interest free source of funds, increased $5.7 million, or 6.4%, compared to the three months ended March 31, 2014.

The provision for loan losses decreased $1.8 million, or 81.8%, for the three months ended March 31, 2015 compared to the three months ended March 31, 2014. The $2.2 million provision for loan losses for the three months ended March 31, 2014 was due to a $2.0 million loan charge-off previously reported. Of the $400,000 provision for loan losses for the three months ended March 31, 2015, $215,000, or 53.8%, was due to the $20.9 million, or 4.0%, increase in total loans from $524.7 million at December 31, 2014 to $545.5 million at March 31, 2015, $43,000 was due to the increase in specific reserves and $143,000 was due to net charge-offs. Non-performing loans decreased $1.6 million, or 15.3% from $10.3 million, or 2.10% of total loans, at March 31, 2014 to $8.8 million or 1.61% of total loans, at March 31, 2015.

For the three months ended March 31, 2015, non-interest income increased $53,000, or 8.9%, from $589,000 for the three months ended March 31, 2014 to $642,000. The increase was due to the $82,000, or 100%, decrease in net losses on the sale of other real estate owned (OREO) and an increase of $19,000, or 3.8%, in income from service charges, fees and commissions, partially offset by a decrease of $34,000, or 100.0%, in gain on the sale of available-for-sale securities and a decrease of $14,000, or 26.4%, in income from loan sales and servicing.

Non-interest expense of $4.9 million increased $252,000, or 5.5%, for the three months ended March 31, 2015 compared to the three months ended March 31, 2014. The increase in non-interest expense was a result of the $79,000, or 98.8%, increase in foreclosure related expenses, an increase in occupancy expense of $27,000, or 6.0%, due to the increased cost of snow removal during the three months ended March 31, 2015, an increase in FDIC insurance expense of $39,000, or 46.4%, an increase in data processing of $20,000, or 5.8%, an increase in salaries and benefits of $19,000, or 0.8%, an increase in other non-interest expense of $81,000, or 14.7%, and an increase in stationary, supplies and postage of $15,000, or 25.0%. These increases were partially offset by the decrease in advertising expense of $24,000, or 14.2%, a decrease of $2,000, or 1.1%, in professional fees and a decrease in furniture and equipment of $2,000, or 1.1%,

Total assets increased $21.6 million, or 3.4%, from $639.2 million at December 31, 2014 to $660.8 million at March 31, 2015. The increase in total assets was primarily due to the increase in net loans of $20.6 million, or 4.0%.

The $20.6 million, or 4.0%, increase in net loans was due to the increase of $22.4 million, or 9.0%, in commercial real estate loans, an increase of $1.4 million, or 1.2%, in one- to four-family real estate loans, and an increase of $598,000 million, or 1.4%, in construction loans, partially offset by a decrease in commercial and industrial loans of $3.2 million, or 4.4%, a decrease of $101,000, or 8.8%, in consumer loans and a decrease of $179,000, or 0.5%, in home equity loans. In accordance with the Company's asset/liability management strategy and in an effort to reduce interest rate risk, the Company continues to sell fixed rate, low coupon residential real estate loans to the secondary market. The Company currently services $89.0 million in loans sold to the secondary market. In order to service our customers, the servicing rights will continue to be retained on all loans written and sold in the secondary market.

At March 31, 2015, the allowance for loan losses was $5.2 million, or 0.95% of total loans, an increase of $257,000, or 5.2%, from December 31, 2014. The allowance for loan losses as a percentage of non-performing loans was 59.2% at March 31, 2015 and 44.0% at December 31, 2014. Management reviews the level of the allowance for loan losses on a monthly basis and establishes the provision for loan losses based on loan volume, types of lending, delinquency levels, loss experience, estimated collateral values, current economic conditions and other related factors. Management reviews trends in historical loss rates and projected loss rates, as well as economic factors on a quarterly basis. The quarterly review also includes assessing the specific allowance needs for impaired loans based on the current level of allowance for loan losses to be adequate to absorb the estimated and probable losses inherent in the loan portfolio.

Asset quality continues to be the top focus for management and we continue to proactively work aggressively to resolve problem loans as they arise. Non-performing assets decreased $2.6 million, or 21.4%, from $12.2 million, or 1.92% of total assets, at December 31, 2014 to $9.6 million, or 1.46% of total assets at March 31, 2015. Non-performing assets at March 31, 2015 included $8.8 million of non-performing loans and $865,000 in other real estate owned.

Of the $8.8 million in non-performing loans, $4.3 million, or 48.9%, are one-to-four family residential loans, $907,000, or 10.3%, are commercial real estate loans, $1.1 million, or 12.5%, are commercial and industrial loans, $2.2 million, or 25.0%, are commercial construction loans, $32,000, or 0.30%, are consumer loans, and $261,000, or 3.0%, are home equity loans. For the three months ended March 31, 2015, the Company reported net charge-offs of $143,000, or 0.03%, of total average loans, compared to net charge-offs of $2.3 million, or 0.48% of total average loans, for the same period in 2014.

The held-to-maturity investment portfolio decreased $323,000, or 1.0%, from $33.7 million at December 31, 2014 to $33.4 million at March 31, 2015. The fair value of available-for-sale securities decreased $15,000, or 3.6%, from $414,000 at December 31, 2014 to $399,000 at March 31, 2015.

Total deposits increased $5.1 million, or 1.1%, from $483.6 million at December 31, 2014 to $488.7 million at March 31, 2015. Core deposits, which we consider to include all deposits except for certificates of deposit, decreased $5.5 million, or 1.8%, from $311.9 million at December 31, 2014 to $306.4 million at March 31, 2015. Demand deposits decreased $1.7 million, or 1.8%, to $96.2 million, money market accounts decreased $6.4 million, or 5.3%, to $114.7 million, NOW accounts increased $356,000, or 0.8%, to $42.5 million, and savings accounts increased $2.3 million, or 4.6%, to $53.0 million. Certificates of deposit increased $10.6 million, or 6.2%, from $171.6 million at December 31, 2014 to $182.3 million at March 31, 2015.

FHLB advances increased $16.5 million, or 24.6%, from $67.0 million at December 31, 2014 to $83.5 million at March 31, 2015.

Stockholders' equity was $88.2 million, or 13.3% of total assets, at March 31, 2015 compared to $88.1 million, or 13.8% of total assets, at December 31, 2014. The Company's stockholders' equity increased as a result of $313,000 in net income for the period, an increase of $76,000, or 2.3% in stock-based compensation, and an increase of $70,000, or 1.9% in additional paid-in-capital, partially offset by the $369,000 cash dividend paid on February 19, 2015.

At March 31, 2015, the Company's balance sheet continues to be strong and regulatory capital ratios continue to exceed the levels required to be considered "well-capitalized" under federal banking regulations. The Company's book value per share increased by $0.02, or 0.1%, from $16.72 at December 31, 2014 to $16.74 at March 31, 2015.

We continue to take steps to protect our strong capital position, preserve liquidity and improve the net interest margin in a historically low interest rate environment. We believe that Chicopee Savings Bank is well-positioned and well-capitalized for a strong performance as the economy continues to improve.

This quarter we are pleased to report asset quality improvements as we continue to work through the problem loans reported in 2014. The nonperforming assets ratio improved 46 basis points from 1.92% at December 31, 2014 to 1.46% at March 31, 2015, due to the decrease of $2.6 million, or 21.4%, in nonperforming loans primarily due to the sale of the underlying collateral on a nonperforming $2.5 million commercial loan relationship previously disclosed. The collateral, including real estate, was sold without any additional write-downs. As a result of the sale, the 90 days or more past due delinquency ratio also improved from 1.13% at December 31, 2014 to 0.58% at March 31, 2015.

As we have stated in previous releases, we have positioned the balance sheet to benefit from the eventual increase in interest rates and to protect earnings when interest rates rise. We remain committed to improve earnings and increase the franchise value of the Company. Our goals are to increase the loan portfolio with quality loans and related deposits, continue to reduce nonperforming assets and reduce operating expenses while increasing non-interest income. This quarter's earnings show that we are seeing progress towards improving earnings. During the three months ended March 31, 2015, total loans increased $20.9 million, or 4.0%. Loan growth over the past year resulted in an increase in interest income on loans of $400,000, or 7.7%, for the three months ended March 31, 2015 compared to the three months ended March 31, 2014. We believe the recent mergers and acquisition activity in our market will give our Company an opportunity to improve the franchise value for our shareholders as we continue to grow in our marketplace.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices located in Chicopee, Ludlow, West Springfield, South Hadley, and Ware in Western Massachusetts, and lending and operations center. Chicopee Savings Bank offers customers the latest technically advanced internet banking, including on-line banking and bill payment services. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund of Massachusetts. For more information regarding the Bank's products and services, please visit our web site at www.chicopeesavings.com.

The payment of dividends is at the discretion of the Board of Directors and nothing contained herein should be interpreted as a commitment to pay future dividends.

This news release contains forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements, except as required by law.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands)
	March 31,	December 31,
ASSETS	2015	2014
	(Unaudited)

Cash and due from banks	$ 9,588	$ 8,794
Federal funds sold	2,563	2,915
Interest-bearing deposits with the Federal Reserve Bank of Boston	38,565	38,060
Total cash and cash equivalents	50,716	49,769

Available-for-sale securities, at fair value	399	414
Securities held-to-maturity	33,424	33,747
Federal Home Loan Bank stock, at cost	4,292	3,914
Loans held for sale	217	--
Loans receivable, net of allowance for loan losses ($5,184 at March 31, 2015 and $4,927 at December 31, 2014)	540,327	519,757
Other real estate owned	865	1,050
Mortgage servicing rights	242	269
Bank owned life insurance	14,619	14,531
Premises and equipment, net	8,777	8,855
Accrued interest receivable	1,651	1,591
Deferred income tax asset	3,688	3,683
Other assets	1,615	1,642
Total assets	$ 660,832	$ 639,222

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Demand deposits	$ 96,185	$ 97,922
NOW accounts	42,533	42,177
Savings accounts	53,049	50,716
Money market deposit accounts	114,678	121,106
Certificates of deposit	182,261	171,637
Total deposits	488,706	483,558

Advances from Federal Home Loan Bank	83,537	67,039
Accrued expenses and other liabilities	374	491
Total liabilities	572,617	551,088

Stockholders' equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued; (5,270,670 shares outstanding at March 31, 2015and December 31, 2014)	72,479	72,479
Treasury stock, at cost (2,168,698 shares at March 31, 2015 and December 31, 2014)	(29,119)	(29,119)
Additional paid-in capital	3,665	3,595
Unearned compensation (restricted stock awards)	(6)	(7)
Unearned compensation (Employee Stock Ownership Plan)	(3,198)	(3,273)
Retained earnings	44,374	44,430
Accumulated other comprehensive income	20	29
Total stockholders' equity	88,215	88,134
Total liabilities and stockholders' equity	$ 660,832	$ 639,222

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except for Number of Shares and Per Share Amounts)
(Unaudited)
	Three Months Ended
	March, 31
	2015	2014
Interest and dividend income:
Loans, including fees	$ 5,604	$ 5,204
Interest and dividends on securities	376	411
Other interest-earning assets	19	8
Total interest and dividend income	5,999	5,623

Interest expense:
Deposits	713	714
Other borrowed funds	263	213
Total interest expense	976	927

Net interest income	5,023	4,696
Provision for loan losses	400	2,201
Net interest income, after provision for loan losses	4,623	2,495

Non-interest income:
Service charges, fee and commissions	515	496
Loan sales and servicing, net	39	53
Net gain on sales of securities available for sale	--	34
Loss on sale of other real estate owned	--	(82)
Income from bank owned life insurance	88	88
Total non-interest income	642	589

Non-interest expenses:
Salaries and employee benefits	2,535	2,516
Occupancy expenses	475	448
Furniture and equipment	181	183
FDIC insurance assessment	123	84
Data processing	366	346
Professional fees	178	180
Advertising	145	169
Stationery, supplies and postage	75	60
Foreclosure expense	159	80
Other non-interest expense	633	552
Total non-interest expenses	4,870	4,618

Income (loss) before income tax expense (benefit)	395	(1,534)
Income tax expense (benefit)	82	(175)
Net (loss) income	$ 313	$ (1,359)

Earnings (loss) per share:
Basic	$ 0.06	$ (0.27)
Diluted	$ 0.06	$ (0.27)
Adjusted weighted average common shares outstanding
Basic	4,942,636	5,079,063
Diluted	5,012,777	5,176,226

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA AND RATIOS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2015	2014

Operating Results:
Net interest income	$ 5,023	$ 4,696
Loan loss provision	400	2,201
Non-interest income	642	589
Non-interest expense	4,870	4,618
Net income (loss)	313	(1,359)

Performance Ratios:
Return on average assets	0.20%	-0.94%
Return on average equity	1.43%	-5.94%
Interest rate spread	3.31%	3.39%
Net interest margin (1)	3.52%	3.64%
Non-interest income to average assets	0.40%	0.41%
Non-interest expense to average assets	3.07%	3.18%
GAAP Efficiency Ratio (2)	85.96%	87.38%
Non-GAAP efficiency ratio (3)	82.43%	82.60%
Average Equity to Average Assets	13.76%	15.76%

Per Share Data:
Diluted earnings (loss) per share	$ 0.06	$ (0.27)
Cash Dividend per share	$ 0.07	$ 0.07
Dividend Yield	1.66%	1.58%
Stock price at period end	$ 16.85	$ 17.70
Tangible book value per share at period end	$ 16.74	$ 16.67

	At March 31,	At December 31,
	2015	2014

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.95%	0.94%
Allowance for loan losses as a percent of total non-performing loans	59.21%	44.02%
Net charge-offs to average loans	0.03%	0.98%
Non-performing loans as a percent of total loans	1.61%	2.14%
Non-performing assets as a percent of total assets	1.46%	1.92%

Other Data:

Number of Offices	9	9

(1) The net interest margin represents tax equivalent net interest income as a percentage of average interest-earning assets.

(2) GAAP Efficiency Ratio represents non-interest expenses divided by the sum of net interest income (before the provision for loan losses) plus total non-interest income.

(3) The Non-GAAP efficiency ratio represents the ratio of non-interest expenses divided by the sum of tax equivalent net interest income and non-interest income.

For the dates indicated the ratio is calculated as follows (in thousands):

	Three Months Ended
	March 31,
	2015	2014

Non-interest expenses	$ 4,870	$ 4,618
Tax equivalent net interest income	5,266	4,954
Non-interest income	642	589
Add back:
Loan sales and servicing, net		--
Other non-interest income	--	--
Net gain on sale of securities	--	(34)
Loss on sale of other real estate owned	--	82
Total income included in calculation	5,908	5,591
Non-interest expenses divided by total income	82.43%	82.60%
CONTACT: Chicopee Bancorp, Inc.
         Guida R. Sajdak
         Chief Financial Officer and Senior Vice President
         413-594-6692
         gsajdak@chicopeesavings.com